                                                                    EXHIBIT 12.1

                        HUTCHINSON TECHNOLOGY INCORPORATED

     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)




                                                         FISCAL YEAR ENDED
                                 TWENTY-SIX     -------------------------------------------------------------------------
                                 WEEKS ENDED    PRO FORMA(1)                                        ACTUAL
                                -------------   ------------- -----------------------------------------------------------
                                  MARCH 28,       SEPT. 28,     SEPT. 28,   SEPT. 29,    SEPT. 30,  SEPT. 24,   SEPT. 26,
                                    2004            2003          2003        2002        2001        2000        1999
                                ------------    ------------  -----------   ---------   ----------  ---------   ---------
EARNINGS:
Pretax income (loss) from
  continuing operations ......  $   34,344      $   81,936    $   79,632    $ 17,649    $(66,208)   $(98,149)   $ 22,318
Fixed charges ................       3,564           7,829        10,654      18,345      21,561      22,783      23,779
Amortization of capitalized
  interest ...................         610           1,834         1,852       2,167       3,261       3,524       3,160
Interest capitalized .........        (318)           (364)         (577)       (779)       (979)     (2,817)     (5,110)
                                ----------      ----------    ----------    --------    --------    --------    --------
  Earnings (loss) ............  $   38,280      $   91,235    $   91,561    $ 37,382    $(42,365)   $(74,659)   $ 44,147
                                ==========      ==========    ==========    ========    ========    ========    ========

Interest expensed and
  capitalized ................  $    2,123      $    4,509    $    7,291    $ 14,559    $ 17,069    $ 16,122    $ 16,177
Amortized premiums,
  discounts and capitalized
  expense related to
  indebtedness ...............         327             678           721       1,017         847         995       1,133
Estimate of interest within
  rental expense(2) ..........       1,114           2,642         2,642       2,769       3,645       5,666       6,469
                                ----------      ----------    ----------    --------    --------    --------    --------

Total fixed charges ..........  $    3,564      $    7,829    $   10,654    $ 18,345    $ 21,561    $ 22,783    $ 23,779
                                ==========      ==========    ==========    ========    ========    ========    ========
Ratio of earning to fixed
  charges ....................      90.74x          11.65x         8.59x       2.04x          --          --       1.86x
                                ==========      ==========    ==========    ========    ========    ========    ========
Deficiency of earning to
  cover fixed charges ........          --              --            --          --    $ 63,926    $ 97,442          --
                                ==========      ==========    ==========    ========    ========    ========    ========



----------
(1) The pro forma data gives effect to the issuance of the notes and the redemption of the 2005 notes as if each had occurred immediately prior to the beginning of the period presented.

(2) Interest within rental expense is estimated to be 24% of rental expense.